Form of AMENDMENT No. 3 TO amended and restated ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 30th day of November, 2017 (the “Amendment Effective Date”) is entered into by and between City National Rochdale Funds (formerly known as CNI Charter Funds) (the “Trust”), City National Rochdale Fixed Income Opportunities (Ireland) Limited, a private company organized under the laws of Ireland (the “Subsidiary”) and wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund, which is a Portfolio of the Trust, and SEI Investments Global Funds Services (“Administrator”).

WHEREAS:

1.	Administrator and Trust entered into an Amended and Restated Administration Agreement, dated January 1, 2013 (the “Agreement”);

2.	Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	ARTICLE 10. Article 10 (Duration and Termination of this Agreement) is hereby deleted in its entirety and replaced as follows:

ARTICLE 10. Duration and Termination of this Agreement.

(A)	Term and Renewal: This Agreement shall remain in effect through and until March 31, 2021 (the “Initial Term”), and, thereafter, for successive terms (each, a “Renewal Term”) of three (3) years each; provided that the Agreement shall renew for three years only upon Administrator providing the Trust with notice (i) that the then current term is about to expire at least nine months (but no more than twelve months) prior to the end of such then current term; and (ii) that the Agreement shall renew for an additional three years (a “Renewal Notice”), unless the Trust advises Administrator not less than ninety days prior to the scheduled expiration date of the then current term, that the Trust does not wish the term of the Agreement to be renewed. In the event the Trust fails to respond to SEI’s Renewal Notice in accordance with this Article 10 (A) or otherwise fails to provide notice of termination of the Agreement not less than ninety days prior to the scheduled expiration date of the then current term, this Agreement shall be deemed to have renewed in accordance with the terms of this Article 10(A). Alternatively, in the event that Administrator fails to provide a Renewal Notice in the manner required above, then the Administrator and the Trust agree that except to the extent any party hereto provides notice of termination of the Agreement at least ninety days prior to the scheduled expiration date of the then current Initial Term or Renewal Term, then the Agreement shall be deemed to have renewed for a reduced Renewal Term equal to one year. Each Renewal Term, including any reduced Renewal Term, shall be on the same terms and conditions as were applicable during the Initial Term.

(B)	Termination for Material Breach: This Agreement may be terminated by either the Administrator or the Trust on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date;

(C)	Termination for Liquidation: This Agreement will terminate effective upon the liquidation of the Administrator or the Trust or, with respect to an individual Portfolio, upon the liquidation of such Portfolio, as the case may be. For purposes of this Article 10(D), the term “liquidation” shall mean a transaction in which the assets of the Administrator, the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

(D)	Termination Resulting from RBC Merger: The Trust shall have the right to terminate this Agreement effective September 30, 2019 and September 30, 2020 (each an “RBC Merger Termination Date”) solely in the event of a merger of the Trust with any Royal Bank of Canada (“RBC”) mutual fund trust(s) whereby the Trust ceases to exist and the Administrator is not providing substantially similar services to the successor entities. In order for such termination to be effective, the Trust must (1) provide not less than 180 days written notice to the Administrator indicating the effective RBC Merger Termination Date, (2) pay a fee in an amount equal to $150,000 (“RBC Merger Support Fee”) on or before the effective termination date and (3) not be in material breach of the Agreement at the time it gives notice of intent to terminate or on the effective RBC Merger Termination Date.

(E)	Termination for Convenience: The Trust shall have the right to terminate the Agreement at any time for any reason or no reason by providing 90 days prior written notice to the Administrator and paying to Administrator on or before the effective date of such termination a buyout amount equal to $83,333.33 multiplied by the aggregate number of full and partial months remaining in the then current term of the Agreement, subject to a maximum termination buyout amount in an amount equal to $3,000,000. In order for any such termination to be effective, the Trust shall not be in material breach of the Agreement at the time it gives notice of intent to terminate or on the respective effective date of such termination.

This Agreement shall not be assignable by the Administrator, without the prior written consent of the Trust, except to an entity that is controlled by, or under common control, with, the Administrator.

2.	Ratification of Amendment. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CITY NATIONAL ROCHDALE FUNDS

By:
Name:
Title:

CITY NATIONAL FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

By:
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:	John Alshefski
Title:	Senior Vice President

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